Exhibit 99.3

THE BEARD COMPANY

Harvey Parkway
301 N.W. 63rd Street, Suite 400
Oklahoma City, Oklahoma 73116

For Immediate Release

THE BEARD COMPANY FINALIZES DISPOSITION

OF CHINA FERTILIZER OPERATION

COMPANY EXPECTS TO REPORT GAIN OF MORE THAN $1 MILLION

AND $1.5 MILLION INCREASE IN WORKING CAPITAL

OKLAHOMA CITY, Oklahoma – January 6, 2009 -- The Beard Company (OTCBB: BRCO) today reported that on December 31, 2008 it entered into an agreement (the “Agreement”) that finalizes the sale of the Company’s entire interest in BEE/7HBF, LLC (“BEE/7HBF”) effective as of such date. BEE/7HBF was a partnership between Beard Environmental Engineering, LLC, a wholly-owned subsidiary of Beard, and 7HBF, Ltd. (“7HBF”), a Texas limited partnership. BEE/7HBF conducts fertilizer manufacturing and sales activities in the People’s Republic of China through its wholly-owned subsidiary, Xianghe BH Fertilizer Co., Ltd. (“XBH”). With the above-described transaction now concluded, BEE/7HBF has become a sole member LLC owned entirely by 7HBF.

In December 2007, The Beard Company’s Board of Directors voted to discontinue the China Segment effective December 31, 2007, and elected to dispose of the Company’s fertilizer manufacturing operations and related interests in China. Operations of the segment, which produced revenues of $55,000 and incurred losses of $721,000 for the nine months ended September 30, 2008, were reported as discontinued operations during the year 2008.

Under the terms of the Agreement, the Company has relinquished all of its ownership interests in the partnership to 7HBF and agreed to pay $47,000 to 7HBF for its 50% share of the accrued interest to December 31, 2008 on an $850,000 note. BEE/7HBF and XBH will no longer be controlled by the Company and will cease to be consolidated members of the Beard group. As a result of the transaction, the Company expects to record a gain in excess of $1 million in the quarter ended December 31, 2008. The transaction will also improve the Company’s working capital by approximately $1.5 million via the elimination of over $500,000 in assets and over $2 million in debt and other liabilities of the two deconsolidated entities.

“Finalization of this agreement will conclude all of the operations of the Company’s China Segment,” stated Herb Mee, Jr., Beard’s President. “Although our involvement in China was not a financial success, our association with 7HBF resulted in its becoming our largest outside stockholder. The activities in China also resulted in 7HBF becoming the principal investor in Golden Bear Drilling & Services, LLC, which may yet become a successful venture and in which the Company has a small carried interest. We are particularly pleased that this chapter in the Company’s history has ended with a meaningful contribution to earnings and an increase in working capital as a result of the deconsolidation.”

“As a key part of our Company’s turnaround strategy, we are moving to simplify Beard’s operational structure and to focus upon the opportunities to enhance shareholder value that we have identified within our minerals exploration and development investment (Geohedral), our coal reclamation technologies, and our oil and gas business segment,” concluded Mee.

About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses that management believes have high growth potential and/or above-average profit potential and can enhance shareholder value. The Company is currently involved in carbon dioxide (CO2) gas production; oil and gas activities; coal reclamation activities; e-commerce activities conducted through its starpay™ subsidiary; and minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s lack of profitability in recent years; the ability to service outstanding debt and secure capital to fund operations; the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; the outcome of a lawsuit against Visa; future trends in commodities prices; financial, geological or mechanical difficulties affecting Geohedral’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks detailed in Beard’s filings with the U.S. Securities and Exchange Commission. By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com